PRESS RELEASE Contact: Bret J. Eckert 972-562-9473 August 24, 2022 Chief Financial Officer Encore Wire Reports the Appointment of W. Kelvin Walker to the Board of Directors McKinney, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced that the Board of Directors has acted unanimously and appointed W. Kelvin Walker as a director of Encore Wire Corporation effective August 24, 2022. The appointment of Mr. Walker is being made to fill the vacancy on the Board caused by the resignation of Gregory J. Fisher. The Board has appointed Mr. Walker to serve on the Audit Committee, the Nominating and Corporate Governance Committee, the Sustainability Committee, and the Compensation Committee. Mr. Walker has served since March 2019 as Chief Executive Officer of the Dallas Citizens Council, a non-profit organization made up of over 150 chief executive officers and other top business leaders in North Texas that focuses on advancing public policy issues impacting the Dallas area. Prior to joining the Dallas Citizens Council, Mr. Walker served as a Managing Director of RLJ Equity Partners LLC, a private equity fund, from July 2015 to March 2019. Prior to that, he was a Managing Partner of 21st Century Group, LLC, a private equity firm, from January 1999 to June 2015. Mr. Walker currently serves on the board of directors of Oncor Electric Delivery and Reflekt Me, as well as various non-profit organizations. Commenting on the appointment, Daniel L. Jones, Chairman, President and Chief Executive Officer of Encore Wire Corporation, said, “We are thrilled that Kelvin is joining the Encore Wire Board. He has a long track record of leadership as a distinguished operating executive and will bring valuable experience, diversity, wisdom and leadership that will be immediately accretive to the Encore Wire Board. I look forward to his input as we continue our growth as a company.” Encore Wire Corporation is a leading manufacturer of a broad range of copper and aluminum electrical wire and cables, supplying power generation and distribution solutions to meet our customers’ needs today and in the future. The Company focuses on maintaining a low-cost of production while providing exceptional customer service, quickly shipping complete orders coast- to-coast. Our products are proudly made in America at our vertically-integrated, single-site, Texas campus.